Exhibit 99.1

LEGACY RESERVES ANNOUNCES CHANGES IN LEADERSHIP ROLES

MIDLAND, TEXAS, December 3, 2014 - (GLOBENEWSWIRE) -- Legacy Reserves LP (“Legacy”) (NASDAQ: LGCY) today announced that Cary D. Brown, Chairman, Chief Executive Officer and President of the general partner of Legacy, intends to resign from his position as CEO and President of Legacy in the first half of 2015. Mr. Brown plans to remain actively involved with the Company by continuing to serve as Chairman of the Board. Upon Mr. Brown’s resignation as CEO and President, the Board of Directors of Legacy’s general partner intends to appoint Mr. Paul T. Horne, currently Legacy’s Executive Vice President and Chief Operating Officer, as the new CEO and President. Additionally, the Board has increased the number of directors from seven to eight, and has appointed Mr. Horne as a director to immediately fill that additional seat. Mr. Horne has been part of Legacy’s executive management team and has led its operations since the Company was founded in 2005. In those capacities, Mr. Horne has not only managed Legacy’s daily operations, but has also been actively involved in determining the Company’s business strategies and worked closely with Mr. Brown in many aspects of Legacy’s executive management.
“We are pleased that we are able to make a seamless CEO transition, and that is made possible because of Paul’s outstanding qualifications, unique talents and his ability to step in and take the reins from day one,” said Mr. Brown. “When Paul and I started working together in 2000, we produced about 300 BOEs per day. Together, we have built a great team that has grown the asset base to over 30,000 BOEs per day. I am confident that under his continued leadership, Legacy will thrive. I am looking forward to supporting that effort in my role as Chairman.”
Mr. Horne commented, “I am both honored and humbled by the Board’s confidence in me to take on this new role. This is an exciting opportunity, and I look forward to working with our outstanding Board, management team and employees to continue the Company’s growth and development. We all feel blessed to have benefitted from the excellent job that Cary has done leading the Company during its critical formative years. The health of this organization is a testament to his vision and leadership, and we are thankful that he will continue to provide those skills to Legacy as our Chairman.”
About Legacy Reserves LP
Legacy Reserves LP is a master limited partnership headquartered in Midland, Texas, focused on the acquisition and development of oil and natural gas properties primarily located in the Permian Basin, Mid-Continent and Rocky Mountain regions of the United States. Additional information is available at www.LegacyLP.com.

Contact:
Legacy Reserves LP
Dan Westcott
Executive Vice President and Chief Financial Officer
432-689-5200

Source: Legacy Reserves LP